Exhibit 5.1

GOODMANS	250 YOUNG STREET SUITE 2400 TORONTO, ONTARIO CANADA M5B 2M6 TEL: 416.979.2211 FAX: 416.979.1234 WWW.GOODMANS.CA

December 20, 2002

United States Securities and Exchange Commission
450 5th Street NW
Judiciary Plaza
Washington, D.C.
20549

Dear Sirs:

Re:     Intasys Corporation Incentive Stock Option Plan
           Registration Statement on Form S-8

We have been requested by Intasys Corporation, an Ontario (Canada) corporation (the "Company"), to furnish you with our opinions as to the matters hereinafter set forth in connection with the proposed registration under the Securities Act of 1933, as amended (the "1933 Act"), and the rules and regulations promulgated thereunder (the "Rules"), of One Million (1,000,000) Common Shares (the "Shares") in the capital of the Company for issuance by the Company to certain of the Company's employees pursuant to the exercise of options (the "Options") granted under the Intasys Corporation 1999 Stock Option Plan, as amended (the "Plan"), as contemplated by the above-captioned registration statement (the "Registration Statement").

In this connection, we have examined the Registration Statement proposed to be filed with the Securities and Exchange Commission (the "Commission"), and originals, or copies authenticated to our satisfaction, of: (a) the Articles of Incorporation and By-Laws of the Company, each as amended; (b) records of proceedings of the Board of Directors of the Company; and (c) such other documents of the Company and/or public officials or others as we have deemed necessary to form a basis for the options hereinafter expressed.

In connection with the opinions expressed in this letter, we have examined originals, photocopies, notarial copies, certified copies or facsimiles of such public and corporate records, certificates, instruments and other documents, and we have considered such questions of law, as we have considered relevant and necessary as a basis for the opinions hereinafter expressed.

We are qualified to practice law in the Province of Ontario and do not purport to be qualified to give an opinion on any law other than the laws of such province and the federal laws of Canada applicable therein as of the date hereof.

In our examinations we have assumed (a) the genuineness of all signatures and (b) the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as photocopies, notarial copies, certified copies or facsimiles thereof.

Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion that the Shares, upon due exercise of the Options in accordance with the Plan and the receipt of the exercise price therefor, when issued to eligible Plan participants in accordance with the terms and conditions of the Plan, and subject to any and all restrictions imposed by the Plan and any applicable instrument accompanying the grant of the Options, will be validly issued as fully paid and non-assessable shares in the capital of the Company.

The opinions herein expressed are as of the date of this letter and are subject to appropriate modification as to the events occurring after such date. We express no opinion as to any matter not expressly stated herein.

We hereby consent to the use of this letter as an exhibit to the Registration Statement. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required by the 1933 Act or the Rules.

Yours very truly,

/s/ Goodmans LLP

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